Exhibit 5.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	ABU DHABI AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG	HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIYADH WASHINGTON

May 31, 2013

Whole Foods Market, Inc.

550 Bowie Street

Austin, Texas 78703

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Whole Foods Market, Inc., a Texas corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance of up to 29,000,000 shares (the “2009 Plan Shares”) of common stock, no par value, of the Company (“Common Stock”) pursuant to the Whole Foods Market 2009 Stock Incentive Plan, as amended (the “2009 Plan”), and up to 2,000,000 shares (the “401(k) Plan Shares” and, together with the 2009 Plan Shares, the “Shares”) pursuant to the Whole Foods Market Growing Your Future 401(K) Plan (the “401(k) Plan” and, together with the 2009 Plan, the “Plans”), certain legal matters in connection with the Shares subject to original issuance by the Company thereunder are being passed upon for you by us.  At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

In our capacity as your counsel in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, each as amended to date, the Plans, corporate records of the Company, including minute books of the Company, as furnished to us by you, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed.  In giving such opinions, we have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the factual matters contained in such certificates.

We have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, upon the issuance and sale of such Shares in accordance with the provisions of the applicable Plan, for the consideration fixed by the Board of Directors of the Company or the Compensation Committee thereof in the case of the 2009 Plan Shares, and otherwise in accordance with the terms and conditions of such Plan, such Shares will be validly issued, fully paid and non-assessable.

This opinion is limited to the original issuance of Shares by the Company and does not cover shares of Common Stock delivered by the Company out of shares reacquired by it.

The opinions set forth above are limited in all respects to matters of the laws of the State of Texas.  We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ BAKER BOTTS L.L.P.